Exhibit 16.1

VIA TELEFAX (202-772-9252)

April 21, 2008

Office of the Chief Accountant
Mail Stop 6561
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: Driftwood Ventures, Inc.

We have read Item 4.01 of Driftwood Ventures, Inc.’s Form 8-K dated April 22, 2008 and have the following comments:

1. We agree with the statements made in the first two paragraphs of Item 4.01 concerning Rothstein, Kass & Company P.C.

2. We have no basis on which to agree or disagree with the statements made in the last two paragraphs of Item 4.01 with respect to information regarding the new accounting firm contained therein.

Regards,

Rothstein, Kass & Company, P.C.